Exhibit 10.3

Silver Lake Alpine, L.P. 55 Hudson Yards 550 West 34th Street 40th Floor New York, NY 10001	Silver Lake Alpine (Offshore Master), L.P. 55 Hudson Yards 550 West 34th Street 40th Floor New York, NY 10001

CONFIDENTIAL

July 10, 2020

AMC Entertainment Holdings, Inc.
One AMC Way

11500 Ash Street

Leawood, KS 66211

Project [Cinema]
Commitment, Transaction Support and Fee Letter

Ladies and Gentlemen:

You have advised Silver Lake Alpine, L.P. and Silver Lake Alpine (Offshore Master), L.P. (the “Purchasers”, “we” or “us”) that AMC Entertainment Holdings, Inc., a Delaware corporation (“you” or the “Issuer”), intends to consummate the transactions (the “Transactions”) described in the draft of the Amended Exchange Offering Memorandum dated July 10, 2020 (the “Exchange Offering Memorandum”) attached hereto as Exhibit A and The Description of New First Lien Notes attached hereto as Exhibit B (the “Description of Notes”), which together with this commitment, transaction support and fee letter and the Summary of Additional Conditions attached hereto as Exhibit C, are collectively referred to as the “Commitment Letter”. For the avoidance of doubt, the “Alternative Collateral Arrangement” as defined in the Exchange Offering Memorandum shall not be deemed to be part of the Transactions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Description of Notes. References to “$”, “USD” or “U.S. Dollars” in this Commitment Letter are to United States of America Dollars.

1.             Commitments.

In connection with the Transactions, we are pleased to advise you of our commitment (on a several, not joint basis) to purchase from the Issuer, and the Issuer hereby commits to issue and sell to us (the date of such issuance and purchase, the “Closing Date”), in accordance with the terms and subject to the conditions set forth in this Commitment Letter, the Issuer’s 10.5% First Lien Secured Notes due 2026 (the “Notes”) on terms identical to those described in the Description of Notes in the respective amounts set forth on Schedule 1 hereto in an aggregate amount equal to $100.0 million (the “Commitment”), in cash in immediately available funds. The Notes shall have identical terms to the notes described in the Description of Notes other than (i) issuance price and (ii) the Notes and the notes described in the Description of Notes shall be issued under separate indentures and shall be treated as different classes of securities. The indenture pursuant to which the Notes will be issued is referred to herein as the “Indenture.”

Notwithstanding the foregoing, each of the Purchasers reserves the right to assign, subject to the Issuer’s consent (such consent not to be unreasonably withheld), up to 100% of the respective Commitment allocated to it, as set forth on Schedule 1, to investors (each, an “Additional Purchaser”) and any such assignment shall reduce the amount of the respective Commitment allocated to such Purchaser as set forth on Schedule 1; provided that any such assignment to an affiliate of the Purchaser shall not require the Issuer’s consent. Each Additional Purchaser shall execute customary joinder documentation, and upon execution of such documentation, become a Purchaser under this Commitment Letter.

In support of the Transactions, the Purchasers will consent for the Issuer to amend, supplement or amend and restate the indenture, dated as of September 14, 2018 (as amended, supplemented or amended and restated, the “Convertible Notes Indenture”), by and among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) governing the 2.95% Senior Convertible Notes due 2024 (the “Convertible Notes”), pursuant to which the Issuer shall (i) grant a first-priority lien on the Collateral (as defined in the Exchange Offering Memorandum) to secure the Convertible Notes under the First Lien Intercreditor Agreement and the Security Agreement and enter into any related intercreditor agreement relating to the New Second Lien Notes as described in the Exchange Offering Memorandum, (ii) extend the maturity of the Convertible Notes from September 15, 2024 to May 1, 2026 and (iii) change the $200 million cap in Section 1(b) of the Second Supplemental Indenture, dated as of April 24, 2020 (the “Second Supplemental Indenture”), by and between the Issuer and the Trustee, to provide for the incurrence of all Indebtedness of the Issuer or any of its subsidiaries contemplated by the Transactions and an additional $100 million aggregate principal amount of indebtedness.

2.             Conditions.

Our Commitment hereunder to purchase the Notes is subject solely to the conditions set forth in Exhibit C hereto (the “Purchase Conditions”), and upon satisfaction (or written waiver by us in our sole discretion) of such conditions, the purchase of the Notes by us shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to our Commitment hereunder, including compliance with the terms of this Commitment Letter and the Indenture.

3.              Fees.

You agree to pay (or cause to be paid) to the Purchasers, an upfront fee equal to 10.00% of the aggregate principal amount of the Notes as of the Closing Date plus an additional 2.00% of the aggregate principal amount of the Notes as of the Closing Date if the Notes are not fungible with the New First Lien Notes (collectively, the “Upfront Fee”). The Upfront Fee will be payable in full, in immediately available funds, on the Closing Date, subject to the occurrence of the initial purchase of the Notes on the Closing Date. You agree that, once paid, the Upfront Fee will not be refundable under any circumstances except as otherwise agreed by us in writing. The Issuer will reimburse the Purchasers for reasonable and documented out-of-pocket third-party expenses, including for one legal counsel, incurred in connection with the Transactions on the Closing Date and subject to the occurrence of, the initial purchase of the Notes on the Closing Date. Each Purchaser reserves the right to allocate, in whole or in part, to its affiliates certain fees payable to it in such manner as it and its affiliates may agree in their sole discretion. The Upfront Fee will be made in U.S. dollars and, in any case shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments will be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any federal, State or local taxing authority, or will be grossed up by you for such amounts to the same extent such payments would be required to be grossed up under the Notes. At the option of the Purchasers, the Upfront Fee may be structured as original issue discount.

Each of the parties hereto agrees, except to the extent otherwise required by law, (a) to treat, for all U.S. federal, state and local tax purposes, the Upfront Fee as a giving rise to a U.S. Dollar-denominated reduction in the amount paid by the Purchasers to purchase the Notes (as determined for U.S. federal income tax purposes); (b) to the extent applicable, when reporting the establishment and/or funding of the Notes for all U.S. federal, state and local tax purposes, to do so in a manner consistent with clause (a); and (c) to take no position inconsistent with clauses (a) and (b) in their dealings with U.S. federal, state and local tax authorities.

4.             Confidentiality.

You agree that you will not disclose, directly or indirectly, including prior to your acceptance hereof, this Commitment Letter, the Description of Notes, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Purchasers pursuant hereto or thereto, to any person or entity without prior written approval of the Purchasers (such approval not to be unreasonably withheld or delayed), except (a) disclosures contained in the Exchange Offering Memorandum in the form attached hereto, (b) to your affiliates and your officers, directors, employees, agents, attorneys, accountants and advisors, in each case, on a confidential and need-to-know basis, (c) if the Purchasers consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (d) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (including the Description of Notes and other exhibits and attachments hereto) in connection with any public or regulatory filing requirement relating to the Transactions, (ii) you may disclose the Description of Notes and the other exhibits and attachments to this Commitment Letter, and the contents thereof, to rating agencies in connection with obtaining the ratings, (iii) you may disclose the aggregate Purchasers’ discounts and expenses contained in this Commitment Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or in any public or regulatory filing relating to the Transactions (and then only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (iv) you may disclose this Commitment Letter and its contents (including the Description of Notes and other exhibits and attachments hereto) to any court or administrative agency in connection with the enforcement of your rights hereunder.

The Purchasers and their affiliates agree to keep confidential, and not to publish, disclose or otherwise divulge, information obtained from or on behalf of you or your affiliates in the course of the Transactions contemplated hereby; provided that nothing herein shall prevent the Purchasers or their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Purchasers agree (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over the Purchasers or any of their affiliates (in which case the Purchasers agree (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or any governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter or other confidential or fiduciary obligation owed by the Purchasers or their affiliates to you or your affiliates or (ii) becomes available to the Purchasers on a non-confidential basis from a source other than you or on your behalf that, to the Purchasers’ knowledge, is not in violation of any confidentiality or fiduciary obligation owed to you or any of your subsidiaries or affiliates, (d) to the extent that such information is received by the Purchasers from a third party that is not, to the Purchasers’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your subsidiaries or affiliates or any related parties thereto, (e) to the extent that such information is independently developed by the Purchasers without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the other Purchaser and to such Purchaser’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, investors, financing sources, professionals and other experts or agents who need to know such information and who are informed of the confidential nature of such information or who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Purchaser being responsible for such compliance), (g) for purposes of establishing a “due diligence” defense and (h) to potential or prospective purchasers, hedge providers, participants or assignees; provided that for purposes of clause (h), the disclosure of any such information to any purchasers, hedge providers, participants or assignees or prospective purchasers, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such purchaser, hedge provider, participant or assignee or prospective purchaser, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Purchaser, including, without limitation, as agreed in any marketing materials) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Acceptance Date (as defined herein).

5.             Indemnification; Limitation of Liability

The Issuer hereby agrees to indemnify and hold harmless the Purchasers and each of their affiliates and each of their respective officers, directors, partners, trustees employees, affiliates, stockholders, advisors, managers, owners, partners, agents, attorneys-in-fact, representatives and controlling persons of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of outside counsel and advisors but excluding in any event lost profit or claims therefor) (“Losses”) to which any such Indemnified Person may become subject, arising out of or in connection with or relating to this Commitment Letter or the Transactions, or any breach by the Issuer of this Commitment Letter, or any claim, suit, litigation, investigation, action or proceeding (each, a “Claim”) relating thereto, regardless of whether any Indemnified Person is a party thereto or whether such Claim is brought by the Issuer, any of its affiliates or a third party, and to reimburse each Indemnified Person upon demand for all reasonable and documented out-of-pocket legal expenses (for one firm of counsel for all such Indemnified Persons (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict of interest informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person, and if necessary, of a single local counsel in each appropriate jurisdiction) and other reasonable and documented out-of-pocket expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim relating to the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth in this Section), irrespective of whether the Commitments or any other Transactions are consummated; provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person or its affiliates or any of their respective officers, directors, partners, trustees employees, affiliates, stockholders, advisors, managers, owners, partners, agents, attorneys-in-fact, representatives or controlling persons (such persons in respect of an Indemnified Person, such Indemnified Person’s “Related Persons”) or (ii) any material breach of this Commitment Letter by such Indemnified Person or its Related Persons. In no event will the Purchasers or any of their affiliates or any of their respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, managers owners, partners, agents, attorneys in fact, representatives or controlling persons be liable for consequential, indirect, punitive or special damages as a result of any failure to purchase the Notes or otherwise in connection with the Transactions contemplated by this Commitment Letter.

6.             Miscellaneous.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the Commitment hereunder shall not be assignable by any party hereto (except by us in connection with the second paragraph of Section 1) without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be null and void. This Commitment Letter and the Commitment hereunder is intended to be solely for the benefit of the parties hereto and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Purchasers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. The Purchasers may perform the duties and activities described hereunder through any of their affiliates. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) (i) are the only agreements that have been entered into among the parties hereto with respect to the Notes and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Notes and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Indenture by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the Commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. For the avoidance of doubt, the obligations of each of the Purchasers under this Commitment Letter are several and not joint.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any court thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the Transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)), each of us may be required to obtain, verify and record information that identifies the Issuer, which information may include its name, address, tax identification number and other information that will allow each of us to identify the Issuer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us.

The indemnification, reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, confidentiality provisions and Issuer Agreement contained herein shall remain in full force and effect regardless of whether the Indenture shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Purchasers’ commitment hereunder; provided that your obligations under this Commitment Letter, other than your obligations relating to confidentiality, shall (to the extent covered by the Indenture) automatically terminate and be superseded, in each case to the extent covered thereunder, by the provisions of the Indenture upon the execution, delivery and effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate all or any portion the Purchasers’ Commitment with respect to the Notes at any time subject to the provisions of the preceding sentence.

You hereby agree that, in consideration of our willingness to provide the Commitments, upon written request from us or any of our affiliates, you will (i) enter into one or more issuer agreements (each, an “Issuer Agreement”) in the form and substance substantially as attached hereto as Exhibit D, with such changes thereto as are reasonably requested by the applicable lenders and customary for similar financings and reasonably acceptable to you and not inconsistent with your or our obligations under the Indenture or applicable law and (ii) use commercially reasonable efforts to provide such other cooperation and assistance as we may reasonably request that will not unreasonably disrupt the operation of your business, in each case, in connection with the receipt of financing by us or our affiliates. Notwithstanding anything in this paragraph to the contrary, your obligation to deliver an Issuer Agreement is conditioned on receipt of the Margin Loan Agreement (as defined in Exhibit D) to which the Issuer Agreement relates.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to the Purchasers (or their legal counsel) on behalf of the Purchasers, executed counterparts hereof not later than 11:59 p.m., New York City time, on July 10, 2020 (such date of acceptance, the “Acceptance Date”). The Purchasers’ respective Commitments and the obligations of the Purchasers hereunder will expire at such time in the event that Purchasers (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the purchase of the Notes does not occur on or before 11:59 p.m., New York City time, on August 1, 2020, then this Commitment Letter and the Commitments and undertakings of the Purchasers hereunder shall automatically terminate. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

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SILVER LAKE ALPINE, L.P.

By:	Silver Lake Alpine Associates, L.P., its general partner

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Lee Wittlinger
	Name:	Lee Wittlinger
	Title:	Managing Director

SILVER LAKE ALPINE (OFFSHORE MASTER), L.P.

By:	SLA CM GP, L.L.C., its general partner

By:	Silver Lake Alpine Associates, L.P., its general partner

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Lee Wittlinger
	Name:	Lee Wittlinger
	Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of
the date first written above

AMC Entertainment Holdings, Inc.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

Schedule 1

Commitments

Purchaser	Commitment
Silver Lake Alpine, L.P.	$##,###,###.##
Silver Lake Alpine (Offshore Master), L.P.	$##,###,###.##
Total	$100,000,000.00

Schedule-1

EXHIBIT B

Description of New First Lien Notes

See attached.

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EXHIBIT C

Project [Cinema]
Summary of Additional Conditions1

The purchase on the Closing Date of the Notes by the Purchasers shall be subject to the satisfaction (or written waiver by the Purchasers in their sole discretion) of the following conditions:

1.           The execution and delivery by the Issuer, the guarantors party thereto and the Trustee of the Indenture, the Convertible Notes Indenture and the other documentation contemplated thereby to be executed on the Closing Date as set forth in the Commitment Letter; it being agreed that the terms of such documentation shall be in a form such that they do not impair the purchase of the Notes on the Closing Date if the conditions to funding set forth in this Exhibit C have been satisfied.

2.           The Purchasers shall have received the following (the “Closing Deliverables”): (a) customary legal opinions for a private placement of debt securities, (b) customary evidence of authority, (c) customary officers’ certificates, (d) a good standing certificate (to the extent applicable) in the jurisdiction of organization of the Issuer and each Guarantor and (e) a funding notice.

3.           The Transactions (including, without limitation, the Convertible Notes Exchange pursuant to which the Issuer shall (i) grant a first-priority lien on the Collateral (as defined in the Exchange Offering Memorandum) to secure the Convertible Notes under the First Lien Intercreditor Agreement and the Security Agreement and enter into any related intercreditor agreement relating to the New Second Lien Notes as described in the Exchange Offering Memorandum, (ii) extend the maturity of the Convertible Notes from September 15, 2024 to May 1, 2026 and (iii) change the $200 million cap in Section 1(b) of the Second Supplemental Indenture to provide for the incurrence of all Indebtedness of the Issuer and its subsidiaries contemplated by the Transactions and an additional $100 million aggregate principal amount of indebtedness) as described in the Exchange Offering Memorandum shall have occurred substantially simultaneously with the purchase on the Closing Date of the Notes by the Purchasers.

4.           The Specified Representations shall be true and correct in all material respects on the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties of the Issuer and the Guarantors set forth in the Investment Agreement, dated as of September 14, 2018, by and between the Issuer and Silver Lake Alpine, L.P. (the “Investment Agreement”), relating to the organizational status of the Issuer and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case, with respect solely to the Investment Agreement and the Indenture; no conflicts with or consent under charter documents, in each case, related to the entering into and the performance of the Indenture and the issuance of the Notes thereunder; the use of Note proceeds not violating OFAC or FCPA; the PATRIOT Act; the Investment Company Act; and creation, validity and perfection of security interests in the Collateral (as defined in the Exchange Offering Memorandum), subject to customary permitted liens as described in the Description of Notes.

5.           The Upfront Fee and all reasonable and documented out-of-pocket expenses, including for one legal counsel, required to be paid on the Closing Date pursuant to the Commitment Letter, and with respect to such expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Issuer), shall, upon the purchase of Notes, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Notes).

[1]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

EXHIBIT D

Project [Cinema]
Form of Issuer Agreement

Re:       Loan Agreement to be entered into by [PURCHASER]

Ladies and Gentlemen:

This letter agreement is being entered into at the request of [PURCHASER], a [●] (the “Borrower”), in connection with that certain Loan Agreement dated as of [●] (as amended and supplemented from time to time, the “Margin Loan Agreement”), between the Borrower and [LENDER], as lender (including any agent acting therefor, the “Lender”). For purposes of this letter agreement, “Business Day” shall mean any day on which commercial banks are open in each of New York City, the “Closing Date” shall mean [DATE], the “Exercise of Remedies” shall mean the exercise of remedies by the Lender or other assignments, transfers or transactions with respect to the Pledged Collateral made in connection with an [Event of Default or Coverage Event] (each as defined in the Margin Loan Agreement) contemplated by the Margin Loan Agreement, and the “Transactions” shall mean the entry of the Borrower and the Lender into the Margin Loan Agreement and the transactions contemplated thereby, including the Exercise of Remedies. Reference is made to the Indenture, dated as of [_], 2020 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AMC Entertainment Holdings, Inc., a Delaware corporation, as the issuer (the “Company”), the guarantors party thereto, and [_], as trustee (the “Trustee”) and collateral agent] (the “Collateral Agent”).

Pursuant to the Margin Loan Agreement, the Lender is acquiring a first priority security interest in, and may, from time to time after the date hereof, acquire additional first priority security interest in, inter alia, (i) the Notes (as defined in the Indenture) owned by the Borrower from time to time and/or (ii) all of the Borrower’s rights under the Indenture (clauses (i) and (ii), collectively, the “Pledged Collateral”) to secure the Borrower’s obligations under the Margin Loan Agreement.

In connection with the foregoing:

1.       The Company confirms that based on the information provided to the Company prior to its execution of this letter agreement, it has no objection to the Transactions.

2.       The Company agrees and acknowledges, that the Borrower shall have the right to pledge or sell the Pledged Collateral to the extent such assignment is permitted under the Indenture.

3.       Except as required by applicable law, as determined in good faith by the Company, the Company will not take any actions intended to hinder or delay any Exercise of Remedies by the Lender pursuant to the Margin Loan Agreement. Without limiting the generality of paragraphs 4 through 6 below, the Company agrees, upon Lender’s reasonable request after the occurrence of an Event of Default or a Coverage Event under the Margin Loan Agreement, to consent to the assignment of the Pledged Collateral to one or more persons designated by the Lender and otherwise cooperate in good faith (and in accordance with, and subject in all cases to, the terms of the Indenture and applicable law) with the Lender, the Trustee and the Collateral Agent in respect of the Pledged Collateral to the extent relating to any Exercise of Remedies by the Lender under the Margin Loan Agreement.

4.       In connection with any Exercise of Remedies, the Company shall deliver its signature page to the [Assignment and Assumption] (as defined in the Indenture) consenting to the transfer of the applicable Pledged Collateral to any person described in paragraph 3 above (in accordance with, and subject in all cases to, the terms of the Indenture and applicable law) within three (3) Business Days of notice by the Lender.

D-1

5.       In connection with any Exercise of Remedies, the Company shall provide, within three (3) Business Days following a request by the Lender, a reasonable opportunity for a customary business, legal and documentary diligence investigation to potential purchasers of such Pledged Collateral, as identified by the Lender in such notice, subject to customary non-disclosure agreements to be executed by any such purchaser; provided, that such diligence investigation is not unreasonably disruptive to the business of the Company and its subsidiaries.

6.       Any assignee of Lender’s rights and obligations under the Margin Loan Agreement shall enter into a joinder to this letter agreement in form and substance reasonably satisfactory to the Company, or shall deliver to the Company a counterpart, executed by the assignee, of a substantially identical agreement and the Company shall promptly accept such assignment.

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